ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Certified Public Accountants and Advisors

517 Route One
Iselin, NJ 08830
732.855.9600
Fax:732.855.9559
www.acsbco.com

330 7th Avenue
Suite 202
New York, NY 10001
212.867.1319

September 7, 2011

Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549-7561

Re: Tibet Pharmaceuticals, Inc; Commission File Number 001-35038

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K to be files by Tibet Pharmaceuticals, Inc. on September 7, 2011 regarding our resignation, and have the following comments:

1. We agree with the statements made as they pertain to our firm.
2. We have no basis on which to agree or disagree with any other statements made in Item 4.01.

Yours truly,

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
New York, NY